Exhibit 99.1

United Bank continues to grow.  This is evident in the $75 million increase (20%) in assets to $425 Million; the $50 million increase (18%) in deposits to $325 million.  Loans continue to grow but at a slower rate than prior year.  Demand for housing in our markets, as well as the rest of the country has slowed. This weakness has impacted origination fees from mortgage lending.  Other areas of lending have been stable to a slight increase.  Asset quality as measured by past dues remains acceptable.

 The bank continues to be profitable with earnings in the first quarter of $710 thousand.  Earning as measured by Net Interest margin has declined when compared to prior year due to the flat yield curve.  Currently the bank is offsetting this decline with asset growth.

Construction has begun on both the Summerdale, AL and Jay, FL offices.  Completion of both these projects is forecast for the summer.  As previously reported, property has been acquired in Milton, FL,  Spanish Fort and Loxley, AL for future offices.  No date has been set for construction to begin.

The bank’s continued focus during the balance of 2007 will be on market share growth in our existing markets and presenting financial solutions to better serve our existing customers.  The theme of our 2006 annual report appropriately addresses the needs of our customer to find convenient solutions to an increasingly complex array of decisions.  Our focus has and will continue to be presenting solutions to assist in making timely and wise choices.

As was announced at the annual shareholder’s meeting held on May 2nd, United Bancorporation of Alabama, Inc. will begin paying quarterly dividends rather than the tradition of semiannual payments.  Shares of the corporation have recently traded in the $19.00 to $19.25 range.

To our customers we thank you for your business and look forward to working with you to meet all of your financial needs.  To both customers and shareholders alike, we appreciate your continued support of United Bank.

Robert R. Jones, III

President & CEO

STATEMENT OF CONDITION
At the close of business March 31
(Unaudited)
(000's)
	2007	2006
ASSETS
Cash & due from banks	$14,179	$18,885
Investment securities	129,771	74,475
Federal funds sold	18,901	7,114
Loans, net	239,685	235,400
Banks premises & equipment, net	12,176	7,801
Accrued interest receivable & other assets	10,433	10,348
TOTAL ASSETS	$425,145	$354,023
LIABILITIES & STOCKHOLDERS' EQUITY
Deposits	$325,341	$275,718
Repurchase agreements	49,987	39,977
Other borrowed funds	7,055	7,116
Accrued interest payable & other liabilities	1,945	1,807
Total Liabilities	384,328	324,618
Stockholders' Equity
Class A common stock, authorized 2,500 shares of $10.00 par value; 2,500 shares issued and outstanding.	25	25
Class B common stock, authorized 5,000 shares of $1.00 par value; 3,000 shares issued and outstanding.	3	3
Surplus	13,083	4,154
Retained Earnings	27,706	25,223
Total stockholders' equity	40,817	29,405
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$425,145	$354,023